EXHIBIT 99.1

Garrett Motion Authorizes $100 Million Share

Repurchase Program

Further improves capital structure and enhances shareholder return

ROLLE, Switzerland, November 16, 2021— Garrett Motion Inc. (Nasdaq: GTX), a leading, differentiated technology provider for the automotive industry, today announced it has authorized a $100 million share repurchase program valid until November 15, 2022. The board has formed a pricing committee, including certain independent board members, to determine the best pricing and structure for the share repurchase program. Purchases will be made pro rata between Series A Preferred and common shares. The Series A Preferred shares are treated on an as-converted basis for the repurchase program, therefore, the $100 million will be split approximately 4.0:1.0 between Series A Preferred shares and common shares.

“Today’s authorization of a $100 million share repurchase program is a clear step to enhance shareholder return as we continue to normalize and further improve Garrett’s capital structure and reflects the confidence we have in our outlook and the value we see in our shares,” said Olivier Rabiller, Garrett President and Chief Executive Officer. “Subject to availability, we are pleased to take this step to optimize our capital allocation and deployment strategy as we focus on the transformation of the global powertrain landscape.”

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding the share repurchase program, any purchases of shares of our Series A Preferred stock and common stock pursuant to the share repurchase program that we may make from time to time, and the anticipates impacts of the share repurchase program on our capital structure and on shareholder return. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2020, and our quarterly report on Form 10-Q for the three months ended September 30, 2021, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Contacts:

MEDIA	INVESTOR RELATIONS
Christophe Mathy	Paul Blalock
+41 78 643 7194	+1 862 812-5013
christophe.mathy@garrettmotion.com	paul.blalock@garrettmotion.com

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